EXHIBIT 1


                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary


HQ/CS/CL.24B/9509
22 November 2002


Sir,

     Sub : Limited Review Report for the half year ended 30 September 2002.

     In accordance with the Clause 41 of the Listing Agreement with Indian Stock Exchanges, please find sent herewith Limited Review Report for the half year ended 30 September 2002.


Thanking you,


Yours faithfully,
For Videsh Sanchar Nigam Limited

Rishabh Nath Aditya


To:

1)   Security Code 23624, The Stock Exchange, Mumbai, Corporate
     Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. :
     497 29 93.

7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8) Head Office : M/s. Sharepro Services, Satam Estate, 3rd Floor,Above Bank of Baroda, Chakala, Andheri (E), Mumbai - 400 099 Ph. 821 5168 / 820 2108 / 820 2114, FAX 837 5646

9) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400
     023. Fax : 267 3199

11)  Mr. A.K. Gupta, DGM(FA), for SEC filing requirements, Fax 1195

                                                            S.B.BILLIMORIA & CO.


AUDITORS' REPORT
TO THE BOARD OF DIRECTORS OF VIDESH SANCHAR NIGAM LIMITED
ON LIMITED REVIEW OF UNAUDITED FINANCIAL RESULTS


1 We have reviewed the accompanying statement of unaudited financial results of VIDESH SANCHAR NIGAM LIMITED ("the Company") for the six months ended 30 September 2002. This statement is the responsibility of the Company's Management and has been approved by the Board of Directors.

2 Our review has been restricted to the figures shown in the column headed "For the Half Year ended 30.09.2002 (Unaudited)". We have traced the figures shown in the column headed "For the Half Year ended 30.09.2001 (Unaudited)" from the statement of unaudited financial results for the six months ended 30 September 2001, published by the Company on 30 October 2001. The figures in the column "For the Year ended 31.03.2002 (Audited)" have been traced from the statement of audited financial results for the year ended 31 March 2002, published by the Company on 28 May 2002.

3 A review of interim financial information consists principally of applying analytical procedures for financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

4 As explained in Notes 3 and 4, the revenue sharing arrangements with major basic service operators have expired on 31 March 2002, and an agreement on the terms of renewal has not been reached. The Company has therefore referred the matter to the Telecom Regulatory Authority of India (TRAI) on 23 September 2002. Pending the outcome of regulatory intervention in the matter, management has accounted for traffic revenues and costs for the six-month period based on the ratio of the revenue sharing for the year ended 31 March 2002. On finalisation of the agreements between the Company and these carriers, adjustment will need to be made to tariff revenues and costs and these adjustments may have a significant impact on the unaudited financial results.

5 Since the accounting treatment referred to in paragraph 4 above is not strictly in accordance with the requirements of Accounting Standard on "Revenue Recognition" (AS 9) issued by the Institute of Chartered Accountants of India, and given the significance of the amounts involved and its impact on tariff revenues and costs, we are unable to provide assurance on the said statement.

6 Subject to the matters stated in paragraphs 4 and 5 above, based on our review conducted as above, nothing has come to our notice that causes us to believe that the accompanying statement of unaudited financial results, prepared in accordance with accounting standards and other recognised accounting practice and policies (except as stated above) has not disclosed the information required to be disclosed in terms of Clause 41 of the Listing Agreement.


                                                           CHARTERED ACCOUNTANTS


MUMBAI, 15 NOVEMBER 2002

                                 [COMPANY LOGO]

                          VIDESH SANCHAR NIGAM LIMITED
         REGD. OFFICE: VIDESH SANCHAR BHAVAN, M.G. ROAD, MUMBAI-400001.

                           UNAUDITED FINANCIAL RESULTS
              FOR THE QUARTER AND HALF-YEAR ENDED 30 SEPTEMBER 2002
--------------------------------------------------------------------------------


                                                                                       RS. IN MILLION, EXCEPT PER SHARE DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      FOR THE YEAR
                PARTICULARS                    FOR THE QUARTER ENDED                FOR THE HALF YEAR ENDED              ENDED
------------------------------------------------------------------------------------------------------------------------------------
                                            30.09.2002        30.09.2001         30.09.2002         30.09.2001         31.03.2002
                                           (UNAUDITED)        (UNAUDITED)        (UNAUDITED)        (UNAUDITED)         (AUDITED)
------------------------------------------------------------------------------------------------------------------------------------
1       Net Sales/ Income from
         operations                             12,478             15,954            26,209             31,237             65,081
------------------------------------------------------------------------------------------------------------------------------------
2       Other Income                               563              1,488             1,116              2,626              6,037
------------------------------------------------------------------------------------------------------------------------------------
                TOTAL INCOME                    13,041             17,442            27,325             33,863             71,118
------------------------------------------------------------------------------------------------------------------------------------
3       Total Expenditure                        8,887             11,755            18,839             22,855             48,831
------------------------------------------------------------------------------------------------------------------------------------
        a. Network Cost                          7,937             11,120            17,064             21,614             45,004
------------------------------------------------------------------------------------------------------------------------------------
        b. Operating Cost (including
            provision for doubtful debts)          472                247               862                437              1,909
------------------------------------------------------------------------------------------------------------------------------------
        c. Staff Cost                              341                320               681                632              1,523
------------------------------------------------------------------------------------------------------------------------------------
        d. Administrative expenses                 137                 68               232                172                395
------------------------------------------------------------------------------------------------------------------------------------
4       Interest                                     6                  0                29                  0                228
------------------------------------------------------------------------------------------------------------------------------------
5       Depreciation                               364                345               712                651              1,304
------------------------------------------------------------------------------------------------------------------------------------
6       Gross Profit (+)/Loss(-)
         after interest but before
         taxation (1+2)-(3+4+5)                  3,784              5,342             7,745             10,357             20,755
------------------------------------------------------------------------------------------------------------------------------------
7       Prior Year Adjustments                       1                110                38               (119)                10
------------------------------------------------------------------------------------------------------------------------------------
8       Provision for Taxation                   1,324              1,547             2,636              3,136              6,671
------------------------------------------------------------------------------------------------------------------------------------
9          NET PROFIT (+)/LOSS (-)
            [6-(7+8)]                            2,459              3,685             5,071              7,340             14,074
------------------------------------------------------------------------------------------------------------------------------------
10      Paid up Equity Share Capital
         (Face value = Rs. 10 per
         share)                                  2,850              2,850             2,850              2,850              2,850
------------------------------------------------------------------------------------------------------------------------------------
11      Reserves excluding
         revaluation reserves (as per
         balance sheet of previous
         accounting year)                            0                  0                 0                  0             45,496
------------------------------------------------------------------------------------------------------------------------------------
12      Earning per share (not
         annualised) (Rs.)                        8.63              12.93             17.79              25.75              49.38
------------------------------------------------------------------------------------------------------------------------------------
13      Aggregate of non-promoter
         shareholding:-
------------------------------------------------------------------------------------------------------------------------------------
        (a) Number of Shares                82,303,185        134,038,560        82,303,185        134,038,560        139,308,000
------------------------------------------------------------------------------------------------------------------------------------
        (b) Percentage of
             Shareholding                        28.88              47.03             28.88              47.03              48.88
------------------------------------------------------------------------------------------------------------------------------------

SEGMENTAL INFORMATION:

The Company provides mainly international telephony service which accounts for nearly 85% of the operational revenues while the balance revenue is from the Value Added Services which comprises of internet, leased lines, frame relay etc. Business segments other than telephony segment do not meet the criteria specified in AS-17; 'Segmental Reporting' and do not qualify as reportable Segments and hence information about these segments has been aggregated and reported in " Other Services" category.

                                             BUSINESS SEGMENT

SEGMENTAL REPORTING                                                                        (RS. IN MILLION)
-------------------------------------------------------------------------------------------------------------
           PARTICULARS                 FOR THE QUARTER ENDED         FOR THE HALF YEAR ENDED        FOR THE
                                                                                                  YEAR ENDED
-------------------------------------------------------------------------------------------------------------
                                       30.09.2002     30.09.2001      30.09.2002     30.09.2001   31.03.2002
                                      (UNAUDITED)    (UNAUDITED)     (UNAUDITED)    (UNAUDITED)    (AUDITED)
------------------------------------------------------------------------------------------------------------
         SEGMENT REVENUE
-------------------------------------------------------------------------------------------------------------
Telephony Service                          10,480         13,988          22,356         27,434       57,342
-------------------------------------------------------------------------------------------------------------
Other Services                              1,998          1,966           3,853          3,803        7,739
-------------------------------------------------------------------------------------------------------------
Total                                      12,478         15,954          26,209         31,237       65,081
-------------------------------------------------------------------------------------------------------------
Less : Inter segment revenue                    -              -               -              -            -
-------------------------------------------------------------------------------------------------------------
Net sales/income from operations           12,478         15,954          26,209         31,237       65,081
-------------------------------------------------------------------------------------------------------------
Segment results (Profit)(+)/Loss(-) before tax and interest from each segment
-------------------------------------------------------------------------------------------------------------
Telephony Service                           3,892          4,456           7,826          8,821       18,106
-------------------------------------------------------------------------------------------------------------
Other Services                              1,669          1,034           3,197          1,956        6,007
-------------------------------------------------------------------------------------------------------------
Total                                       5,561          5,490          11,023         10,777       24,113
-------------------------------------------------------------------------------------------------------------
Less :
-------------------------------------------------------------------------------------------------------------
Interest                                        6              0              29              0          227
-------------------------------------------------------------------------------------------------------------
Other unallocable expenditure               2,334          1,636           4,365          3,046        9,168
-------------------------------------------------------------------------------------------------------------
Unallocable Income *                         (563)        (1,488)         (1,116)        (2,626)      (6,037)
-------------------------------------------------------------------------------------------------------------
Other Unallocable expenditure net
 of unallocable income                      1,777            148           3,278            420        3,358
-------------------------------------------------------------------------------------------------------------
Total Profit Before Tax                     3,784          5,342           7,745         10,357       20,755
-------------------------------------------------------------------------------------------------------------

NOTES ON SEGMENTAL REPORTING:

(i) *Income and direct expenses in relation to segments is categorized based on items that are individually identifiable to that segment, while the remaining costs are categorized in relation to the associated turnover of the segment. Certain expenses such as staff cost, depreciation and certain part of network cost are not specifically allocable to specific segments as the underlying services are used interchangeably. Accordingly, it is not practicable to provide segment disclosure relating to those costs and expenses, which are separately disclosed as "unallocated" and directly charged against the total income.

(ii) Fixed assets used in the Company's business or liabilities contracted have not been identified to any of the reportable segment, as the fixed assets and services are used interchangeably between segments. Hence, it is currently not practicable to provide segment disclosures relating to total assets and liabilities.

NOTES:

1. The above results were taken on record by the Board of Directors of the Company at its Meeting held on 21 October 2002.

2. The traffic volume during the half year increased by approx. 16% over the corresponding period of the previous year.

3. The Company provides mainly International Long Distance (ILD) voice telecommunication service which accounts for nearly 85% of the operational revenues while the transmission cost included under "Network Cost" accounts for approximately 67% of the Network Cost. The operating revenue and Network Cost for ILD voice telecommunication service for the half year ended 30 September 2002 have been accounted for based on the revised Settlement Rates (SR) which are significantly lower than the SR applicable for the corresponding period in the previous year.

4. Pending final agreements with major domestic telecom operators for revenue sharing / interconnect for ILD voice telecommunication service, the same have been accounted for based on the same ratio of the revenue sharing for the year ended 31 March 2002 and as adopted for the previous quarter ending 30 June 2002. While the dialogue for arriving at a mutually agreed revenue share / interconnect arrangement continues, reference also has been made to the Telecom Regulatory Authority of India (TRAI) for intervention under sub- clause (iv) of clause (b) of sub-section (1) of section 11 of Telecom Regulatory Authority of India Act 1997 to facilitate effective, equitable and efficient interconnection by stipulating cost based revenue sharing formula with such domestic carriers. On conclusion of agreements with these domestic carriers / decision of TRAI, the figures would be adjusted accordingly and may have significant adverse impact on the results.

5. Licence fee for ILD business is accounted for on the basis of the provisions of the new ILD policy.

6. MCI Worldcom, United States and Teleglobe, Canada have filed petitions for restructuring under Chapter 11 of the U.S. Bankruptcy Code and the same have been approved by the US courts. These carriers are continuing their operations and have been remitting monies and are continuing to settle the accounts.

7. As per Accounting Standard 22 on "Accounting for Taxes on Income", adjustment has been made under provisions for taxation amounting to Rs. 123 millions towards deferred tax liability (net) for the half year ended 30 September 2002.

8.   Figures of previous year have been regrouped wherever necessary.


                                            FOR VIDESH SANCHAR NIGAM LIMITED



Place:   Mumbai                                       S. K. GUPTA
Date :   15 November 2002                          MANAGING DIRECTOR